SCHEDULE 14-A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Citizens South Banking Corporation
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[Letterhead of Citizens South Banking Corporation]

April 8, 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Citizens South Banking Corporation. The Annual Meeting will be held at the H. D. Whitener Community Room at Citizens South Bank, 519 South New Hope Road, Gastonia, North Carolina, at 10:30 a.m. (local time) on May 9, 2011.

The enclosed Notice of Annual Meeting and proxy statement describe the formal business to be transacted.

The business to be conducted at the Annual Meeting consists of the election of one director; an advisory, non-binding proposal to approve our executive compensation programs and policies as described herein; and the ratification of the appointment of Cherry, Bekaert & Holland, L.L.P. as our independent registered public accounting firm for 2011.

The Board of Directors has determined that the matters to be considered at the Annual Meeting are in the best interest of Citizens South Banking Corporation and its stockholders. For the reasons set forth in the proxy statement, the Board of Directors unanimously recommends a vote “FOR” the election of the director, “FOR” the approval of our executive compensation programs and policies and “FOR” the ratification the of the appointment of Cherry, Bekaert & Holland, L.L.P. as our independent registered public accounting firm.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible even if you currently plan to attend the Annual Meeting. Your vote is important, regardless of the number of shares that you own. Voting by proxy will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.

Sincerely,

\s\ Kim S. Price

Kim S. Price

President and Chief Executive Officer

Citizens South Banking Corporation

519 South New Hope Road

Gastonia, North Carolina 28054-4040

(704) 868-5200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 2011

Notice is hereby given that the Annual Meeting of Stockholders of Citizens South Banking Corporation will be held at the H. D. Whitener Community Room at Citizens South Bank, 519 South New Hope Road, Gastonia, North Carolina 28054-4040, on May 9, 2011 at 10:30 a.m., local time.

A proxy statement and proxy card for the annual meeting are enclosed.

The annual meeting is for the purpose of considering and acting upon:

1.	The election of one director;

2.	An advisory, non-binding proposal to approve our executive compensation programs and policies;

3.	The ratification of the appointment of Cherry, Bekaert & Holland, L.L.P. as our independent registered public accounting firm for the year ending December 31, 2011; and

such other matters as may properly come before the annual meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the annual meeting.

Any action may be taken on the foregoing proposals at the annual meeting on the date specified above, or on any date or dates to which the annual meeting may be adjourned. Stockholders of record at the close of business on March 15, 2011 are the stockholders entitled to vote at the annual meeting, and any adjournments thereof. A list of stockholders entitled to vote at the annual meeting will be available at 519 South New Hope Road, Gastonia, North Carolina, for a period of 10 days prior to the annual meeting and will also be available for inspection at the annual meeting.

EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY THE STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF CITIZENS SOUTH BANKING CORPORATION A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE PERSONALLY AT THE ANNUAL MEETING.

By Order of the Board of Directors

\s\ Paul L. Teem, Jr.
Paul L. Teem, Jr.
Secretary

Gastonia, North Carolina

April 8, 2011

IMPORTANT: A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 2011: THIS PROXY STATEMENT, INCLUDING THE NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS, AND CITIZENS SOUTH BANKING CORPORATION’S 2010 ANNUAL REPORT TO STOCKHOLDERS ON FORM 10-K ARE EACH AVAILABLE ON THE INTERNET AT WWW.CFPPROXY.COM/5372.

PROXY STATEMENT

of

CITIZENS SOUTH BANKING CORPORATION

519 South New Hope Road

Gastonia, North Carolina 28054-4040

(704) 868-5200

ANNUAL MEETING OF STOCKHOLDERS

MAY 9, 2011

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Citizens South Banking Corporation to be used at the Annual Meeting of Stockholders of Citizens South Banking Corporation, which will be held at the H. D. Whitener Community Room at Citizens South Bank, 519 South New Hope Road, Gastonia, North Carolina 28054-4040, on May 9, 2011 at 10:30 a.m., local time, and all adjournments thereof. The accompanying Notice of Annual Meeting of Stockholders and this proxy statement are first being mailed to stockholders on or about April 8, 2011.

REVOCATION OF PROXIES

Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof. Proxies solicited on behalf of the Board of Directors of Citizens South Banking Corporation will be voted in accordance with the directions given thereon. Please sign and return your proxy to our corporate secretary at Citizens South Banking Corporation in order for your vote to be counted. Where no instructions are indicated, signed proxies will be voted “FOR” the proposals set forth in this proxy statement for consideration at the annual meeting.

Proxies may be revoked by sending written notice of revocation to the Secretary of Citizens South Banking Corporation, Paul L. Teem, Jr., at the address of Citizens South Banking Corporation shown above, by filing a duly executed proxy bearing a later date or by voting in person at the annual meeting. The presence at the annual meeting of any stockholder who had given a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the annual meeting or delivers a written revocation to the Secretary of Citizens South Banking Corporation prior to the voting of such proxy.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Holders of record of Citizens South Banking Corporation common stock at the close of business on March 15, 2011 are entitled to one vote for each share held. As of March 15, 2011, there were 11,405,695 shares of common stock issued and outstanding. The presence in person or by proxy of at least a majority of the issued and outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the annual meeting.

In accordance with the provisions of our Certificate of Incorporation, record holders of common stock who beneficially own in excess of 10% of the outstanding shares of common stock (the “Limit”) are not entitled to any vote with respect to the shares held in excess of the Limit. Our Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to us to enable the Board of Directors to implement and apply the Limit.

Persons and groups who beneficially own in excess of five percent of our common stock are required to file certain reports with the Securities and Exchange Commission regarding such ownership pursuant to the Securities Exchange Act of 1934. The following table sets forth beneficial ownership of Citizens South Banking Corporation’s outstanding common stock, as of March 15, 2011, by those persons known to us who held more than five percent of Citizens South Banking Corporation’s outstanding shares. Information with respect to share ownership of directors and executive officers is included in “Proposal I – Election of Directors.”

Name and Address of Beneficial Owner	Amount of Shares Owned and Nature of Beneficial Ownership	Percent of Shares of Common Stock Outstanding

Mendon Capital Advisors Corp. (1) 150 Allens Creek Road Rochester, New York 14618	1,136,990	9.82%

Wellington Management Company, LLP (2) 280 Congress Street Boston, Massachusetts 02210-1039	1,129,483	9.81%

Manulife Financial Corporation (3) 200 Bloor Street East Toronto, Ontario, Canada M4W 1E5	978,792	8.50%

(1)	Based upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2011.
(2)	Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2011. Wellington Management Company, LLP (“Wellington Management”), in its capacity as an investment adviser, may be deemed to have beneficial ownership of 1,129,483 shares of common stock that are owned by numerous investment advisor clients, none of which is known to have such interest with respect to more than 5% of the class of shares. Wellington Management is a registered investment adviser under the Investment Advisers Act of 1940, as amended.
(3)	Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2011. Manulife Financial Corporation, in its capacity as a parent holding company or control person, may be deemed to have beneficial ownership of 978,792 shares of common stock that are owned by its indirect, wholly-owned subsidiary, Manulife Asset Management (US) LLC, in its capacity as an investment advisory located in Boston, Massachusetts, of which shares John Hancock Regional Bank Fund, in its capacity as a registered investment company under the Investment Company Act of 1940, located in Boston, Massachusetts, owns directly 635,611 shares.

VOTING PROCEDURES AND METHOD OF COUNTING VOTES

As to the election of one director, the proxy card provided by the Board of Directors enables a stockholder to vote “FOR” the election of the nominee proposed by the Board of Directors or to “WITHHOLD AUTHORITY” to vote for the nominee being proposed. Under Delaware law and our Certificate of Incorporation and Bylaws, directors are elected by a plurality of the shares voted at the annual meeting without regard to either broker non-votes or proxies as to which the authority to vote for the nominee is withheld.

As to (i) the approval of our executive compensation programs and policies and (ii) the ratification of Cherry, Bekaert & Holland, L.L.P. as our independent registered public accounting firm, a stockholder may vote “FOR” the item, vote “AGAINST” the item or “ABSTAIN” from voting on the item by checking the appropriate box. The approval of each of these items requires approval by a majority of the shares voted at the annual meeting on each matter without regard to broker non-votes or proxies marked “ABSTAIN.”

In the event at the time of the annual meeting there are not sufficient votes for a quorum or to approve or ratify any matter being presented, the annual meeting may be adjourned in order to permit the further solicitation of proxies.

Proxies solicited hereby will be returned to Citizens South Banking Corporation and will be tabulated by Kelly Woodward Byrd, CPA, Vice President and Controller of Citizens South Bank, the inspector of election designated by the Board of Directors of Citizens South Banking Corporation.

PROPOSAL I—ELECTION OF DIRECTOR

The Board of Directors is composed of six persons, and is divided into three classes with one class of directors elected each year. Directors are generally elected to serve for a three-year period and until their respective successors shall have been elected and shall qualify. One director will be elected at the annual meeting. The Board of Directors has nominated James J. Fuller for a three-year term. Mr. Fuller has agreed to serve if elected.

The table below sets forth certain information, as of the record date, regarding the Board of Directors and our executive officers. Historical information includes service as a director with Citizens South Bank and its predecessors. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominee) will be voted at the annual meeting for the election of the nominee identified below. If the nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why the nominee might be unable to serve, if elected. Except as set forth herein, there are no arrangements or understandings between our nominee, our directors or our executive officers pursuant to which such individuals are serving in such capacities.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEE LISTED IN THIS PROXY STATEMENT.

Name	Age	Positions Held	Director Since	Current Term Expires	Shares of Common Stock Beneficially Owned(1)		Percent of Class(14)

NOMINEE

James J. Fuller	67	Director	1972	2011	62,370	(2)	*

DIRECTORS

Senator David W. Hoyle	72	Chairman	1975	2012	209,250	(2)	1.77%
Ben R. Rudisill, II	67	Vice Chairman	1977	2012	144,997	(2)	1.22%
Richard K. Craig	58	Director	2003	2013	7,195	(3)	*
Eugene R. Matthews, II	54	Director	1998	2013	147,042	(4)	1.24%
Kim S. Price	55	President, Chief Executive Officer and Director	1997	2013	314,026	(5)	2.65%

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Gary F. Hoskins	48	Executive Vice President, Treasurer and Chief Financial Officer			149,982	(6)	1.26%
Paul L. Teem, Jr.	63	Executive Vice President, Secretary and Chief Administrative Officer			218,086	(7)	1.84%
Daniel M. Boyd, IV	49	Executive Vice President and Chief Operating Officer			62,122	(8)	*
J. Stephen Huffstetler	55	Senior Vice President			70,592	(9)	*
Kimberly G. Cooke	42	Senior Vice President			21,754	(10)	*
Ira M. Flowe, Jr.	46	Senior Vice President			22,173	(11)	*
Patricia T. Kahle	51	Senior Vice President			9,822	(12)	*
Kenneth A. Icenhour	58	Executive Vice President and Chief Risk Officer			3,150	(13)	*
Anthony N. Stancil	47	Senior Vice President and North Georgia Market President			—		*
Frank W. Ix	59	Senior Vice President and Chief Credit Officer			—		*
All directors and executive officers as a group (16 persons)					1,442,561	(14)	12.20%

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(1)	Unless otherwise indicated, each person effectively exercises sole (or shared with spouse) voting and dispositive power as to the shares reported. All shares reflect adjustment for the stock dividend distributed on November 15, 2010.
(2)	Includes 24,979 shares that may be acquired pursuant to presently exercisable stock options.
(3)	Includes 2,520 shares that may be acquired pursuant to presently exercisable stock options.
(4)	Includes 24,979 shares that may be acquired pursuant to presently exercisable stock options, 32,295 shares owned by a charitable foundation of which Mr. Matthews serves as President and as a director, plus 23,457 shares owned by two limited liability companies of which Mr. Matthews has a minority ownership.
(5)	Includes 119,700 shares that may be acquired pursuant to presently exercisable stock options.
(6)	Includes 48,343 shares that may be acquired pursuant to presently exercisable stock options.
(7)	Includes 65,184 shares that may be acquired pursuant to presently exercisable stock options.
(8)	Includes 29,442 shares that may be acquired pursuant to presently exercisable stock options.
(9)	Includes 23,142 shares that may be acquired pursuant to presently exercisable stock options.
(10)	Includes 10,387 shares that may be acquired pursuant to presently exercisable stock options.
(11)	Includes 10,017 shares that may be acquired pursuant to presently exercisable stock options.
(12)	Includes 2,142 shares that may be acquired pursuant to presently exercisable stock options.
(13)	Includes 3,150 shares that may be acquired pursuant to presently exercisable stock options.
(14)	Includes 216,956 shares held indirectly by executive officers in Bank-sponsored qualified retirement plans, which consists of 127,704 shares allocated to the accounts of executive officers under the 401(k) Plan and excludes the remaining 283,945 shares owned by the 401(k) Plan for the benefit of employees, and 89,252 shares allocated to the accounts of executive officers under the ESOP and excludes the remaining 328,873 shares owned by the ESOP for the benefit of employees. Under the terms of the 401(k) Plan and the ESOP, shares of common stock allocated to the accounts of employees are voted in accordance with the instructions of the respective employees. Unallocated shares in the ESOP are voted by the ESOP trustee in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated shares, unless its fiduciary duty requires otherwise. Also includes 413,943 shares that may be acquired pursuant to presently exercisable stock options.
*	Less than 1%

The business experience for the past five years of each of our directors, director nominee and executive officers is set forth below. The biographies of the nominee and the continuing board members below contain information regarding the person’s business experience and the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board of Directors to determine that the person should serve as a director. Except for Director Hoyle, each director is also a director of Citizens South Bank. Unless otherwise indicated, directors and executive officers have held their positions for more than the past five years.

The nominee and all of the directors continuing in office are long-time residents of the communities we serve and many of such individuals have operated, or currently operate, businesses located in such communities. As a result, each nominee and director continuing in office has significant knowledge of the businesses that operate in our market area, an understanding of the general real estate market, values and trends in such communities and an understanding of the overall demographics of such communities. Additionally, as residents of such communities, each nominee and continuing director has direct knowledge of the trends and developments occurring in such communities. As the holding company for a community banking institution, we believe that the local knowledge and experience of our directors assists us in assessing the credit and banking needs of our customers, developing products and services to better serve our customers and assessing the risks inherent in our lending operations, and provides us with greater business development opportunities. As local residents, our nominee and directors are also exposed to the advertising, product offerings and community development efforts of competing institutions which, in turn, assists us in structuring our marketing efforts and community outreach programs.

Directors

Senator David W. Hoyle has served as Secretary of the North Carolina Department of Revenue and as a member of the Governor’s Cabinet, as the head of an executive department of that state’s government, since October 2010. Senator Hoyle was a North Carolina State Senator from January 1993 to October 2010, during which time he served as co-chair of the Senate Finance Committee and as chair of the Senate Rules Committee, and was named among the top five most effective members of the General Assembly of North Carolina. Prior to that, he was a self-employed real estate developer and investor. He received a Bachelor of Arts degree in 1960 and an honorary Doctor of Laws degree in 1983, from Lenoir-Rhyne University at Hickory, North Carolina, where he had served as Chairman of the Board of Trustees. He has served as Chairman of the Board of Citizens South Banking Corporation since January 1998 and as Chairman of the Board of Citizens South Bank, the Company’s subsidiary, from January 1998 to May 2009. Senator Hoyle also serves as a director of The Shaw Group, a publicly traded company located in Baton Rouge, Louisiana. Senator Hoyle is uniquely positioned to advise the Board of Directors on political and economic developments affecting the State of North Carolina and the communities in which we operate.

Ben R. Rudisill, II is the President of Rudisill Enterprises, Inc., a wholesale beverage distributor, and has served in that position since 1976. Mr. Rudisill has served as Vice Chairman of the Board since January 1998 and as Chairman of the Board of Citizens South Bank since May 2009. Mr. Rudisill’s experience gives him extensive insights into the customers who live in our market areas and economic developments affecting the communities in which we operate.

Kim S. Price is the President and Chief Executive Officer of Citizens South Banking Corporation and Citizens South Bank, and has served in these positions since August 1997. Mr. Price’s direct experience in managing the operations and employees of Citizens South Bank provides the Board of Directors with insight into our operations, and his position on the Board of Directors provides a clear and direct channel of communication from senior management to the full Board and alignment on corporate strategy.

Richard K. Craig is the President and Chief Operating Office of A.B. Carter, Inc., a supplier of textile mill supplies, parts, and laboratory equipment, and has served in various positions with that firm since 1980. Mr. Craig has served on the Board of Directors and Audit Committee of Citizens South Bank since September 2003. A graduate of Erskine College, Mr. Craig earned his Master of Business Administration degree at the University of Georgia. Mr. Craig’s experience gives him extensive insights into the commercial customers in our market areas and economic developments affecting the industrial and manufacturing segments of the communities in which we operate.

James J. Fuller is the President of Mount Holly Furniture Company, Inc., and has served in that position since 1972. This corporation currently is primarily engaged in real estate. Mr. Fuller’s experience with real estate provides him with extensive insights into Citizens South Bank’s challenges and opportunities in its lending activities.

Eugene R. Matthews, II is the Vice President and Regional Director of Stores of Belk, Inc., a department store chain, and has served in that position since 1998. From 1980 to 1998, Mr. Matthews served as Senior Vice President and a director of Matthews-Belk Co., Inc., a department store chain. Mr. Matthews’ experience gives him extensive insights into the customers who live in our market areas and economic developments affecting the communities in which we operate.

Executive Officers Who are Not Directors

Gary F. Hoskins has served as Executive Vice President, Treasurer and Chief Financial Officer of Citizens South Banking Corporation and Citizens South Bank since August 1997.

Paul L. Teem, Jr. has served as Executive Vice President and Secretary of Citizens South Banking Corporation and Citizens South Bank since 1983, and Chief Administrative Officer since November 2000.

Daniel M. Boyd, IV has served as Executive Vice President of Citizens South Bank since September 2002, and was appointed Chief Operating Officer in February 2008. Prior to joining Citizens South Bank, Mr. Boyd served as Executive Vice President - Commercial Lending at First Gaston Bank of North Carolina from 1995 to September 2002, and prior to that, he had 11 years experience in commercial banking.

John Stephen (“Steve”) Huffstetler has served as Senior Vice President of Citizens South Bank since March 1997.

Kimberly (“Kim”) Goins Cooke has served as a Senior Vice President of Citizens South Bank since October 17, 2005. Mrs. Cooke joined Citizens South Bank as Vice President in August 2003 and serves as Chief Information Officer, having charge of Loan Administration, Deposit Operations, Electronic Banking, and Information Technology, and has served as Compliance Officer since August 2008. From 2002 to 2003, she served as Assistant Vice President of Bank Operations at Carolina Trust Bank, Lincolnton, North Carolina, and prior to that, she had 13 years experience with other financial institutions.

Ira M. (“Don”) Flowe, Jr. has served as a Senior Vice President of Citizens South Bank since October 18, 2004. Mr. Flowe manages the Commercial Banking Group and earned his Master of Business Administration degree at Duke University. Mr. Flowe joined Citizens South Bank in 2004 from SouthTrust Bank, Cornelius, North Carolina, where, from 2003 to 2004, he served as Group Vice President, and prior to that, he had ten years experience with other financial institutions.

Patricia (“Pat”) T. Kahle has served as a Senior Vice President of Citizens South Bank since October 31, 2005. Mrs. Kahle joined Citizens South Bank as a result of the merger of Trinity Bank into Citizens South Bank on that date. Mrs. Kahle manages the Retail Banking Group, with responsibility for the Bank’s branch network together with its operations and security. From 2003 to 2005, she served as Assistant Vice President and Assistant Secretary of Trinity Bank, Monroe, North Carolina, and prior to that, she had 10 years experience with other financial institutions.

Kenneth (“Ken”) Alan Icenhour has served as Executive Vice President and Chief Risk Officer of Citizens South Bank since February 2010. Mr. Icenhour joined Citizens South Bank on February 16, 2010, and was appointed an executive officer and a member of the Senior Management Committee on February 22, 2010. From 1998 to 2009, he served as Senior Vice President for Credit Risk Management at SunTrust Bank, in both Durham, North Carolina and Nashville, Tennessee. From 1995 to 1997, he served as Vice President and Senior Credit Officer at Branch Banking and Trust Company, Greenville and Charleston, South Carolina. From 1983 to 1994, he served as Vice President at Wachovia Bank, N.A., Charlotte, Tampa, and Raleigh; and, prior to that, he was employed by the Bank of America, Charlotte. Mr. Icenhour has 31 years of service as a military officer, retiring in June 2004 from the United States Marine Corps Reserve as a Colonel, having begun as an enlisted man in 1973. Mr. Icenhour earned his Bachelor of Arts degree in 1974 and his Master of Business Administration degree in 1981 at the University of North Carolina at Chapel Hill.

Anthony (“Tony”) Newton Stancil has served as Senior Vice President and North Georgia Market President of Citizens South Bank since May 2010. Mr. Stancil joined Citizens South Bank on May 17, 2010, and was appointed an executive officer and a member of the Senior Management Committee, having overall responsibilities for operations of the Georgia divisions of Citizens South Bank, including the former Bank of Hiawassee, which Citizens South Bank acquired through an FDIC-assisted transaction in March 2010, with offices in Towns, Union, and Fannin Counties, Georgia. From January 2004 to May 2010, Mr. Stancil served as Cherokee County Market President, Executive Vice President, and Chief of Loan Production at Crescent Bank and Trust Company in Jasper, Georgia. Prior to that, he served as Executive Vice President and Senior Credit Officer of Regions Bank of Cherokee County, Georgia, from May 1996 to January 2004, and in various executive capacities in the lending functions of Citizens Bank in Ball Ground, Cherokee County, Georgia, from 1985 until it was acquired by Regions Bank in May 1996. Mr. Stancil received his Associate degree at Reinhardt University at Waleska, Georgia, and his Bachelor of Business Administration degree in banking and finance in 1985 at the University of Georgia at Athens.

Frank William Ix has served as Senior Vice President and Chief Credit Officer of Citizens South Bank since February 2011. Mr. Ix joined Citizens South Bank on February 22, 2011, and was appointed an executive officer and a member of the Senior Management Committee on February 28, 2011. He served from April 2009 to January 2011 as Chief Credit Officer at Park Sterling Bank in Charlotte, North Carolina, and from October 2006 to April 2009 as Chief Operating Officer of that bank. From April 1998 to January 2006, he served as a Senior Credit Officer at RBC Bank, formerly Centura Bank, Charlotte, North Carolina. From 1989 to 1998, he served as Senior Loan Officer at Bank of Mecklenburg, Charlotte, North Carolina. Prior to that, he was employed at Wachovia Bank, N.A., Charlotte, North Carolina, from 1975 to 1989, both as a Corporate Banker and as a Corporate Loan Administration Officer. Mr. Ix earned his Bachelor of Science degree in Economics in 1973 at Boston College and his Master of Business Administration degree in 1975 at the Darden School of Business of the University of Virginia at Charlottesville. Mr. Ix also earned a diploma from the American Bankers Association Stonier Graduate School of Banking at the University of Delaware.

Board Independence

The Board of Directors has determined that, except for Mr. Price, each member of the Board, including the nominee, is considered an “independent director” within the meaning of the Nasdaq corporate governance listing standards. Mr. Price is not considered independent because he is an executive officer of Citizens South Banking Corporation.

In determining the independence of the directors listed above, the Board of Directors reviewed the following transactions, which are not required to be reported under “—Transactions With Certain Related Persons,” below. Senator David W. Hoyle has two residential mortgage loans and a home equity line of credit with Citizens South Bank. Director Eugene R. Matthews, II, has a mortgage loan with Citizens South Bank. Director Ben R. Rudisill, II has a home equity line of credit with Citizens South Bank. Director Richard K. Craig has a home equity line of credit with Citizens South Bank.

Board Leadership Structure and Risk Oversight

Our Board of Directors is chaired by Senator David W. Hoyle, who is an independent, non-executive director. The Chief Executive Officer is responsible for setting the strategic direction for Citizens South Banking Corporation and the day-to-day leadership and performance of Citizens South Banking Corporation while the Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board. The Board believes that an independent non-executive chair is the best structure under current circumstances to properly reflect the different roles and responsibilities of the Chief Executive Officer and the Chairman of the Board.

The Board of Directors is actively involved in oversight of risks that could affect Citizens South Banking Corporation. This oversight is conducted in part through committees of the Board of Directors, but the full Board of Directors has retained responsibility for general oversight of risks. The Board of Directors satisfies this responsibility through full reports by each committee regarding its considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within Citizens South Banking Corporation as well as through internal and external audits. Risks relating to the direct operations of Citizens South Bank are further overseen by the Board of Directors of Citizens South Bank, who are the majority of individuals who serve on the Board of Directors of Citizens South Banking Corporation. The Board of Directors of Citizens South Bank also has additional committees that conduct risk oversight separate from Citizens South Banking Corporation. Further, the Board of Directors oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations and risks acceptable to the organization.

References to our Website Address

References to our website address throughout this proxy statement and the accompanying materials are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the listing standards of the Nasdaq Stock Market. These references are not intended to, and do not, incorporate the contents of our website by reference into this proxy statement or the accompanying materials.

Meetings and Committees of the Board of Directors

General. The business of Citizens South Banking Corporation is conducted at regular and special meetings of the full Board and its standing committees. The standing committees include the Executive, Audit, Nominating and Corporate Governance and Compensation Committees. During the year ended December 31, 2010, the Board of Directors of Citizens South Banking Corporation held four regular meetings and no special meetings. No member of the Board or any committee thereof attended fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director); and (ii) the total number of meetings held by all committees of the Board on which he or she served (during the periods that he or she served). Executive sessions of the independent directors are held on a regularly scheduled basis. While Citizens South Banking Corporation has no formal policy on director attendance at annual meetings of stockholders, directors are encouraged to attend. All then-current directors attended the last Annual Meeting of Stockholders held on June 24, 2010.

Executive Committee. The Executive Committee consists of Directors Hoyle (Chairman), Rudisill, Matthews and Price. The Executive Committee meets as necessary when the Board is not in session to exercise general control and supervision in all matters pertaining to the interests of Citizens South Banking Corporation, subject at all times to the direction of the Board of Directors. The Executive Committee met 12 times during the year ended December 31, 2010.

Compensation Committee. The Compensation Committee consists of Directors Rudisill (Chairman), Fuller and Matthews. The Compensation Committee reviews and administers compensation, including stock options and stock awards, benefits and other matters of personnel policy and practice. The Committee met one time during the year ended December 31, 2010. Each member of the Compensation Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards. Citizens South Banking Corporation’s Board of Directors has adopted a written charter for the Committee, which is available at Citizens South Banking Corporation’s website at www.citizenssouth.com.

The Compensation Committee makes all compensation decisions for the President and Chief Executive Officer and approves recommendations from the President and Chief Executive Officer regarding compensation for all other senior executives, including the other named executives. The President and Chief Executive Officer annually reviews the performance of each senior executive (other than the President and Chief Executive Officer, whose performance is reviewed by the Compensation Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to executives.

For 2009 and 2010, the Compensation Committee engaged Blanchard Chase, LLC, of Atlanta, Georgia, to provide an executive compensation review for our six highest paid executives (Messrs. Price, Boyd, Hoskins, Flowe, Teem, and Icenhour) and to recommend potential improvements regarding existing practices and legislation related to our participation in the Capital Purchase Program of the Troubled Assets Relief Program (“TARP”). We recognize that competitive compensation is critical for attracting, motivating, and rewarding qualified executives. This review was intended to identify appropriate compensation levels and to discuss compensation programs going forward. Blanchard Chase, LLC, presented a peer group report to the Compensation Committee, comparing Citizens South Bank’s cash compensation, cash bonus, restricted stock, and incentive stock options, as well as other benefits, including retirement, for these six executives. The study included limitations and recommendations based on our participating in TARP and also recommendations for each category of compensation when we exit TARP.

The senior executive compensation plans are currently operating within the constraints of the TARP limits. The Compensation Committee believes, however, that our standard compensation programs for executives do not encourage unnecessary and excessive risk, even before application of the TARP limits. Equity awards are a critical part of our compensation philosophy, as they encourage the alignment of senior management’s goals with those of stockholders, with the ultimate goal of increasing overall stockholder value. Long-term performance awards are payable in recognition of achievement of our goals over a period of time longer than one year. The Compensation Committee approves all incentive compensation paid to the executive officers. The Compensation Committee believes that the features of our incentive compensation plans, alone and/or combined with the systems of controls in place, do not encourage unnecessary or excessive risk and do not encourage the manipulation of reported earnings to enhance the compensation of any employee. During 2009, we established a recoupment policy under the terms of TARP’s claw-back requirements, containing language regarding our ability to withhold or recoup all or a portion of an incentive payment if it is determined that such payment was based on financial statements deemed materially inaccurate. Further, in light of the significant level of oversight and controls surrounding incentive plans, and the significant amounts that would be required to impact our reported earnings, the Compensation Committee believes that the incentive plans for employees, including those for senior executives, do not contain any features that would encourage the manipulation of reported earnings to enhance the compensation of any employee.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee consists of Directors Fuller (Chairman), Hoyle, Rudisill, Craig and Matthews. Each member of the

Nominating and Corporate Governance Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards. Citizens South Banking Corporation’s Board of Directors has adopted a written charter for the Committee, which is available at Citizens South Banking Corporation’s website at www.citizenssouth.com. The Committee met once during the year ended December 31, 2010.

The functions of the Nominating and Corporate Governance Committee include the following:

•	to lead the search for individuals qualified to become members of the Board and to select director nominees to be presented for stockholder approval;

•	to review and monitor compliance with the requirements for board independence;

•	to review the committee structure and make recommendations to the Board regarding committee membership;

•	to develop and recommend to the Board for its approval a set of corporate governance guidelines; and

•	to develop and recommend to the Board for its approval a self-evaluation process for the Board and its committees.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to Citizens South Banking Corporation’s business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service, or if the Committee or the Board decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Committee would solicit suggestions for director candidates from all Board members. In addition, the Committee is authorized by its charter to engage a third party to assist in the identification of director nominees. The Nominating and Corporate Governance Committee would seek to identify a candidate who at a minimum satisfies the following criteria:

•	has the highest personal and professional ethics and integrity and whose values are compatible with those of Citizens South Banking Corporation;

•	has had experiences and achievements that have given him or her the ability to exercise and develop good business judgment;

•	is willing to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;

•	is familiar with the communities in which Citizens South Banking Corporation operates and/or is actively engaged in community activities;

•	is involved in other activities or interests that do not create a conflict with his or her responsibilities to Citizens South Banking Corporation and its stockholders; and

•	has the capacity and desire to represent the balanced, best interests of the stockholders of Citizens South Banking Corporation as a group, and not primarily a special interest group or constituency.

In addition, the Nominating and Corporate Governance Committee will determine whether a candidate satisfies the qualifications requirements of our Bylaws, which require any person appointed or elected to the Board of Directors to own at least 100 shares of our common stock and to reside or work in a county in which Citizens South Bank maintains an office (at the time of appointment or election) or in a county contiguous to a county in which Citizens South Bank maintains an office.

Finally, the Nominating and Corporate Governance Committee will take into account whether a candidate satisfies the criteria for “independence” under the Nasdaq corporate governance listing standards, and if a nominee is sought for service on the audit committee, the financial and accounting expertise of the candidate, including whether the individual qualifies as an audit committee financial expert.

Although the Nominating and Corporate Governance Committee and the Board of Directors do not have a formal policy with regard to the consideration of diversity in identifying a director nominee, diversity is considered in the identification process. While attributes such as relevant experience, financial acumen, and formal education are always considered in the identification process, the Nominating and Corporate Governance Committee and the Board of Directors will also evaluate a potential director nominee’s personal character, community involvement, and willingness to serve so that he or she can help further our role as a community-based financial institution.

Procedures for the Recommendation of Director Nominees by Stockholders. The Nominating and Corporate Governance Committee has adopted procedures for the submission of recommendations for director nominees by stockholders. There have been no material changes to these procedures since they were previously disclosed in the proxy statement for our 2010 annual meeting of stockholders. If a determination is made that an additional candidate is needed for the Board, the Nominating and Corporate Governance Committee will consider candidates submitted by Citizens South Banking Corporation’s stockholders. Stockholders can submit qualified names of candidates for director by writing to our Corporate Secretary, at 519 South New Hope Road, Gastonia, North Carolina 28054-4040. The Corporate Secretary must receive a submission not less than 90 days prior to the anniversary date of Citizens South Banking Corporation’s proxy materials for the preceding year’s annual meeting for a candidate to be considered for next year’s annual meeting of stockholders. The submission must include the following information:

•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating and Corporate Governance Committee;

•	the qualifications of the candidate and why the candidate is being proposed;

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the name and address of the stockholder as they appear on Citizens South Banking Corporation’s books, and number of shares of Citizens South Banking Corporation’s common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

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the name, address and contact information for the candidate, and the number of shares of common stock of Citizens South Banking Corporation that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•	a statement of the candidate’s business and educational experience;

•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to Securities and Exchange Commission Rule 14A;

•	a statement detailing any relationship between the candidate and Citizens South Banking Corporation;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of Citizens South Banking Corporation;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

Submissions that are received and that meet the criteria outlined above are forwarded to the Chairman of the Nominating and Corporate Governance Committee for further review and consideration. A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must comply with the procedural and informational requirements described in this proxy statement under the heading “Stockholder Proposals and Nominations.”

Stockholder Communications with the Board. A stockholder of Citizens South Banking Corporation who wishes to communicate with the Board or with any individual director may write to the Corporate Secretary of Citizens South Banking Corporation, 519 South New Hope Road, Gastonia, North Carolina 28054-4040, Attention: Board Administration. The letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, management will:

•	forward the communication to the director or directors to whom it is addressed;

•	attempt to handle the inquiry directly, for example where it is a request for information about Citizens South Banking Corporation or a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, management will present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the directors.

The Audit Committee. The Audit Committee consists of Directors Craig (Chairman), Rudisill and Matthews. Each member of the Audit Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards and under Securities and Exchange Commission Rule 10A-3. The duties and responsibilities of the Audit Committee include, among other things:

•	retaining, overseeing and evaluating an independent registered public accounting firm to audit Citizens South Banking Corporation’s annual financial statements;

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in consultation with the independent registered public accounting firm and the internal auditor, reviewing the integrity of Citizens South Banking Corporation’s financial reporting processes, both internal and external;

•	approving the scope of the audit in advance;

•	reviewing the financial statements and the audit report with management and the independent registered public accounting firm;

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considering whether the provision by the external independent registered public accounting firm of services not related to the annual audit and quarterly reviews is consistent with maintaining the independent registered public accounting firm’s independence;

•	reviewing earnings and financial releases and quarterly reports filed with the Securities and Exchange Commission;

•	consulting with the internal audit staff and reviewing management’s administration of the system of internal accounting controls;

•	approving all engagements for audit and non-audit services by the independent registered public accounting firm; and

•	reviewing the adequacy of the audit committee charter.

The Audit Committee met four times during the year ended December 31, 2010. The Audit Committee reports to the Board on its activities and findings. The Board of Directors has determined that Ben R. Rudisill, II qualifies as an “audit committee financial expert” as that term is defined by the rules and regulations of the Securities and Exchange Commission.

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board of Directors which is available on Citizens South Banking Corporation’s website at www.citizenssouth.com.

Management has the primary responsibility for internal controls and financial reporting processes. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has:

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reviewed and discussed with management, and the independent registered public accounting firm, our audited consolidated financial statements for the year ended December 31, 2010 and management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2010;

•	discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended; and

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received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and have discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 and be filed with the Securities and Exchange Commission. In addition, the Audit Committee engaged Cherry, Bekaert & Holland, L.L.P. as our independent registered public accounting firm for the year ending December 31, 2011, subject to the ratification of this appointment by our stockholders.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Citizens South Banking Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee

Richard K. Craig (Chairman)

Eugene R. Matthews, II

Ben R. Rudisill, II

Code of Ethics

Citizens South Banking Corporation has adopted a Code of Ethics that is applicable to the officers, directors and employees of Citizens South Banking Corporation, including its principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Code of Ethics is available on Citizens South Banking Corporation’s website at www.citizenssouth.com. Amendments to and waivers from the Code of Ethics will also be disclosed on Citizens South Banking Corporation’s website.

Executive Compensation

The following table sets forth for the years ended December 31, 2010 and 2009 certain information as to the total remuneration paid by us to Mr. Price, who serves as President and Chief Executive Officer and the two most highly compensated executive officers of Citizens South Banking Corporation or Citizens South Bank other than Mr. Price (“Named Executive Officers”).

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Stock awards ($)(1)	Option awards ($)(2)	All other compensation ($)(3)(4)	Total ($)

Kim S. Price, President, Chief Executive Officer and Director	2010 2009	274,000 259,375	10,463 84,757	— —	18,606 21,919	303,069 366,051

Gary F. Hoskins, Executive Vice President, Treasurer and Chief Financial Officer	2010 2009	142,547 132,000	— —	— 269	5,382 7,925	147,929 140,194

Daniel M. Boyd, IV, Executive Vice President	2010 2009	161,985 150,000	— —	— 263	25,022 23,839	187,007 174,102

(1)	Reflects the aggregate grant-date fair value with respect to restricted stock awards, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used in the valuation of these awards are included in Notes 1 and 14 to our audited financial statements for the year ended December 31, 2010 included in our Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the Securities and Exchange Commission.
(2)	Reflects the aggregate grant-date fair value with respect to stock option awards, calculated in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are included in Notes 1 and 14 to our audited financial statements for the year ended December 31, 2010 included in our Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the Securities and Exchange Commission.
(3)	The compensation represented by the amounts for 2010 set forth in the All Other Compensation column for the Named Executive Officers is detailed in the following table. See footnote (4) for a discussion of perquisites listed in the following table.

Name	Perquisites	Employee stock ownership plan contributions	Life insurance premiums	Premiums on long-term care insurance	Cash dividends on unvested restricted stock	Total all other compensation
Kim S. Price	$—	$4,090	$3,725	$6,298	$4,493	$18,606

Gary F. Hoskins	$—	$2,727	$484	$1,223	$1,398	$5,382

Daniel M. Boyd, IV	$17,004	$3,273	$1,158	$1,322	$2,265	$25,022

(4)	Total perquisites for Messrs. Price and Hoskins were less than $10,000 for the year ended December 31, 2010. For the year ended December 31, 2010, perquisites provided to Mr. Boyd consisted of $8,004 for country club fees and $9,000 for automobile expenses.

TARP/CPP Executive Compensation Compliance and Restrictions

As part of our participation in the Capital Purchase Program (“CPP”) of the Troubled Assets Relief Program (“TARP”) and our acceptance of a $20.5 million investment from the U.S. Treasury Department (“Treasury”) in December 2008, we agreed to adhere to several restrictions relative to compensation for our five senior executive officers (“SEOs”), which include the executives listed in our Summary Compensation Table, during the time in which the Treasury holds any equity or debt securities of Citizens South Banking Corporation acquired through the CPP. At the time of our acceptance into the CPP, the restrictions and requirements included:

•	A provision to recover any bonus or incentive compensation paid to an SEO that was based on financial statements deemed materially inaccurate;

•	A prohibition on any golden parachute payments to our SEOs;

•	A limitation on the deductibility of compensation to $500,000 (instead of $1,000,000), without exceptions for performance-based compensation; and

•	A requirement to ensure that our incentive compensation programs are structured to prevent SEOs from taking inappropriate risks that threaten the value of the institution.

At the time that we entered the CPP, our SEOs understood that these restrictions or requirements might change and waived any claim against the United States or us for any changes to compensation or benefits that are required to comply with the regulations issued by the Treasury.

In February 2009, TARP was amended by the American Recovery and Reinvestment Act of 2009 (the “ARRA”). Treasury issued final interim rules on June 15, 2009 to implement the ARRA standards. Such amendments further restrict our ability to pay executive compensation. Specifically, under the new prohibitions, since Citizens South Banking Corporation received less than $25 million of financial assistance, we are prohibited from paying or accruing any bonus, retention award, or incentive compensation to our most highly-compensated employee during the period that we have an outstanding obligation to the Treasury arising from the financial assistance provided under CPP. This restriction continues until repayment of the Treasury’s investment, but excludes any period during which only warrants are outstanding. This restriction also does not apply to our issuance of restricted stock to our most highly-compensated employee so long as: (i) the restricted stock does not fully vest during the CPP obligation period; (ii) has a value no greater than one-third of the total amount of “annual compensation” of the executive receiving the restricted stock; and (iii) is subject to such other terms as the Treasury determines to be in the public interest.

In addition, the new legislation expands the prohibition against paying golden parachute payments by defining a golden parachute payment as any payment to an SEO or any of the next five most highly compensated employees for departure from Citizens South Banking Corporation for any reason other than due to death or disability, except for payments for services performed or benefits accrued. Accordingly, for as long as we participate in the CPP, our SEOs will not be entitled to any payments upon departure from Citizens South Banking Corporation other than payments for services performed or which were accrued at the time of departure. This would include restrictions on certain payments under the employment agreement and the salary continuation agreements described below. This restriction does not apply to payments made under any tax-qualified retirement plan.

As required by TARP, the Compensation Committee certifies that it has reviewed with Citizens South Banking Corporation’s Senior Risk Officer the SEO incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage SEOs to take unnecessary and excessive risks that could threaten the value of the financial institution.

Employment Agreement. Citizens South Banking Corporation and Citizens South Bank (collectively, “Citizens South”) have entered into an employment agreement with their President and Chief Executive Officer, Kim S. Price. The agreement provides for a term of 36 months. On each anniversary date, the agreement may be extended for an additional 12 months, so that the remaining term shall be 36 months. If the agreement is not renewed, the agreement will expire 36 months following the anniversary date. At January 1, 2011, the base salary for Mr. Price was $295,008. The base salary may be increased but not decreased. In addition to the base salary, the agreement provides for, among other things, participation in stock benefit plans and other employee and fringe benefits applicable to executive personnel. The agreement provides for termination by Citizens South for cause at any time. In the event Citizens South terminates the executive’s employment for reasons other than for cause, or in the event of the executive’s resignation from Citizens South upon the occurrence of certain events that would amount to a constructive termination, the executive would be entitled to receive his base salary for the remaining unexpired term of the employment agreement, plus an amount of cash equal to the value of unvested stock options held by the executive payable in a lump sum within 90 days of termination of employment, plus an amount of cash equal to the value of unvested employer contributions to the Citizens South 401(k) Plan as of the date of termination of employment. Citizens South would also continue the executive’s life, health and dental coverage for the unexpired term of the agreement.

In the event of the executive’s disability, the executive will receive his base salary for the remaining term of the agreement or one year, whichever is longer, reduced by any benefits paid to the executive pursuant to any disability insurance policy maintained by Citizens South. Citizens South would also continue the executive’s life, health, dental and disability coverage for the unexpired term of the agreement. In the event of the executive’s death, Citizens South will pay his base salary to his named beneficiaries for one year following his death, and will also continue medical and dental benefits to his family for one year.

In the event of a change in control, the executive will receive a lump sum cash payment equal to three times the executive’s annual compensation, including his base salary at the time of the change in control, plus the average cash bonuses and cash incentive compensation earned by the executive for the three years immediately preceding the change in control, but excluding the value of any stock-based compensation. The executive will also become fully vested in any qualified and non-qualified plans maintained by Citizens South that do not otherwise address the effect of a change in control, and the executive will receive a lump sum cash payment equal to the value of employer contributions to the Citizens South 401(k) plan on the executive’s behalf as if the executive had remained employed for the entire plan year. Citizens South would also continue the executive’s life, health and dental coverage for the unexpired term of the agreement. The agreement also provides for additional cash payments to compensate the executive in the event the executive incurs an excise tax under Sections 280G or 4999 of the Internal Revenue Code as a result of excess parachute payments received by the executive in connection with a change in control.

Severance Agreements. Citizens South Banking Corporation has entered into a severance agreement with each of Gary F. Hoskins, its Executive Vice President and Chief Financial Officer, and Daniel M. Boyd, IV, its Executive Vice President. The agreements provide that upon a voluntary or involuntary termination following a change in control, for a reason other than cause, an executive will be paid as severance a sum equal to one and one-half times his annual compensation, including base salary on the date of the change in control or on the date of the executive’s termination of employment, whichever is greater, plus cash bonuses and incentive compensation earned for the calendar year before the change in control, or immediately before the year of termination, whichever is greater. The executives will also become fully vested in any qualified and non-qualified plans in which they participate, if the plan does not address the effect of a change in control, and will be entitled to have contributions made on their behalf to a 401(k), retirement, or profit sharing plan as if the executive’s employment had not terminated before the end of the plan year. In addition, the executive would be entitled to continued life, medical and dental coverage for 18 months following termination of employment. The agreement provides for a term of 36 months. On each anniversary date, the agreement will automatically extend for an additional 12 months unless notice is given that the agreement will not be renewed. Unless terminated earlier, the agreement shall terminate when the executive reaches age 65.

Cash Incentives. We employ performance-based annual incentives under our Executive Annual Incentive Plan to motivate Named Executive Officers to execute specific financial and non-financial elements of our business plan and to reward individual conduct that supports shared corporate goals. Annual incentives are formulaic and earned principally on the basis of the level of attainment of pre-determined earnings targets, together with individual performance objectives for each Named Executive Officer. Actual incentive payments are based in part on a subjective evaluation of performance and in part on the achievement of shared corporate financial goals.

Prior to our participation in the CPP, as described earlier in this proxy statement, our Named Executive Officers had the opportunity to earn an incentive payment once our earnings per share equaled or exceeded a predetermined threshold level. The incentive payment was further based on a subjective, retrospective review of corporate and individual performance indicators. A subjective assessment of performance relative to individual performance objectives entered into the ultimate payment. Final award decisions reflected our actual earnings per share, the Compensation Committee’s subjective assessment of the individual performance factors, and, in the case of executives other than the Chief Executive Officer, the Chief Executive Officer’s subjective assessment of the individual performance of the executive.

The Named Executive Officers’ leadership has been essential to our success in navigating the financial crisis and in integrating Bank of Hiawassee’s operations smoothly. The Compensation Committee believes that their future leadership is important to achieving our long-term strategic goals and to enhancing our relationships with our communities and investors, and to our financial success of the Company without jeopardizing our risk management principles.

No cash incentives have been paid to the Named Executive Officers since our participation in the CPP, and the Executive Annual Incentive Plan is in abeyance until such time as TARP funds are repaid in full. In the absence of an actively operating cash incentive compensation plan, the Compensation Committee acts upon incentive compensation matters in compliance with the TARP rules under its subjective judgment and with guidance of legal counsel.

Stock Option Plan. In 2003, Citizens South Banking Corporation adopted, and its stockholders approved, the 2003 Stock Option Plan.

Pursuant to the plan, options to purchase common stock of Citizens South Banking Corporation were granted to directors and certain executive officers and employees of Citizens South Banking Corporation as determined by the Compensation Committee that administers the plans. The committee also determines the period over which such awards will vest and become exercisable. The 2003 plan provides for awards in the form of stock options and reload options.

During 2010, there were 26,125 incentive stock options granted, no reload options issued, no options were exercised, and 4,725 options were forfeited under the 2003 Stock Option Plan. Adjusted for stock dividends, at December 31, 2010, 6,398 options remained unissued and available for grants under the 2003 Stock Option Plan. During 2010, there were no options granted to the Named Executive Officers.

Restricted Stock Plan. In 2003, Citizens South Banking Corporation adopted and its stockholders approved the 2003 Recognition and Retention Plan. Under this plan, Citizens South Banking Corporation has issued common stock to key employees and directors. Awards vest for plan participants in accordance with schedules determined by the Compensation Committee of the Board of Directors. If a recipient ceases continuous service with Citizens South Banking Corporation due to normal retirement, death or disability, or following a change in control of Citizens South Banking Corporation, shares subject to restriction will immediately vest; in the event of cessation of continuous service for any other reason, unvested shares are forfeited and returned to Citizens South Banking Corporation. Recipients have the right to vote non-vested shares that have been awarded and will receive dividends declared on such shares.

During 2010, there were 2,362 restricted stock awards granted to Mr. Price pursuant to the Citizens South Banking Corporation 2003 Recognition and Retention Plan that will cliff vest on the first business day following the period that we redeem the preferred stock issued to Treasury pursuant to TARP, or, if earlier, will cliff vest or become partially vested up to the maximum amount permissible on the first business day following the earliest date permitted under guidance that may be issued by Treasury or another government agency. At December 31, 2010, no restricted stock remained unissued or available for grant under the 2003 Recognition and Retention Plan.

2008 Equity Incentive Plan. In 2008, Citizens South Banking Corporation adopted, and its stockholders approved, the 2008 Equity Incentive Plan. This plan provides for the grant of incentive stock options, non-qualified options, and restricted recognition and retention stock awards that have been structured to reward holders for stock price appreciation that is achieved over time without compromising fundamental elements of our business plan. Our current policy is to consider stock option grants and/or recognition and retention stock grants to executive officers, with consideration given to episodic grants at the time of promotion or hire to promoted or newly hired executives.

Pursuant to the 2008 plan, options to purchase common stock of Citizens South Banking Corporation were granted to certain executive officers and employees of Citizens South Banking Corporation as determined by the Compensation Committee that administers the plan. The Committee grants options with an exercise price that is not less than the market price of our shares of common stock on the grant date. The Committee also determines the period over which such awards will vest and become exercisable. The plan provides for awards in the form of stock options without reload or dividend equivalent rights.

During 2010, no incentive stock options or restricted shares were granted pursuant to the Citizens South Banking Corporation 2008 Equity Incentive Plan to the Named Executive Officers. Adjusted for stock dividends, at December 31, 2010, 18,375 shares remained unissued and available for grants under the 2008 Equity Incentive Plan, of which no shares may be issued as restricted stock awards and 18,375 shares may be issued as stock options.

Employee Stock Ownership Plan and Trust. Citizens South Bank implemented an employee stock ownership plan that purchased 380,038 shares of common stock in the initial public offering that was completed in 1998, and 110,458 shares in the offering that was completed in 2002 (adjusted for stock splits and stock dividends). Employees with at least one year of employment in which they work 1,000 hours or more with Citizens South Bank and who have attained age 21 are eligible to participate in the employee stock ownership plan. The employee stock ownership plan borrowed funds from Citizens South Banking Corporation and used those funds to purchase the shares of the common stock of Citizens South Banking Corporation. The collateral for the loan is the common stock purchased by the employee stock ownership plan. The loan is being repaid principally from Citizens South Bank’s contributions to the employee stock ownership plan over a period of 15 years. The interest rate on the loan adjusts at the prime rate, which is the base rate charged on corporate loans at large U.S. money center commercial banks. Shares purchased by the employee stock ownership plan are held in a suspense account for allocation among participants as the loan is repaid.

Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan are allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. For the plan year ended December 31, 2010, 26,633 shares were released from the suspense account and allocated to employees, of which 2,299 shares were allocated to the Named Executive Officers. Benefits will not vest at all during the first two years of service and will become 100% vested upon the completion of three years of service. A participant also becomes 100% vested upon early or normal retirement, disability or death of the participant or a change in control (as defined in the employee stock ownership plan). A participant who terminates employment for reasons other than death, retirement or disability prior to three years of credited service will forfeit his entire benefit under the employee stock ownership plan. Benefits will be payable in the form of common stock and cash upon death, retirement, early retirement, disability or separation from service. Citizens South Bank’s contributions to the employee stock ownership plan are discretionary, and subject to the loan terms and tax law limits and, therefore, benefits payable under the employee stock ownership plan cannot be estimated. Citizens South Bank is required to record compensation expense in an amount equal to the fair market value of the shares released from the suspense account.

Citizens South Bank’s Board of Directors administers the employee stock ownership plan. Citizens South Bank has appointed an independent financial institution to serve as trustee of the employee stock ownership plan. The employee stock ownership plan committee may instruct the trustee regarding investment of funds contributed to the employee stock ownership plan. The employee stock ownership plan trustee, subject to its fiduciary duty, must vote all allocated shares held in the employee stock ownership plan in accordance with the instructions of participating employees. Under the employee stock ownership plan, nondirected shares and shares held in the suspense account will be voted in a manner calculated to most accurately reflect the instructions the trustee has received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of ERISA.

Outstanding Equity Awards at Year End. The following table sets forth information with respect to outstanding equity awards as of December 31, 2010 for the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Kim S. Price	105,000	—	—	14.324	11/03/2013
	14,700	22,050	—	4.619	06/16/2018
						13,860	(2)	60,152	—	—
						17,627	(3)	76,501	—	—

Gary F. Hoskins	42,000	—	—	14.324	11/03/2013
	6,300	9,450	—	7.619	06/16/2018
	43	172	—	4.762	03/16/2019
						7,560	(2)	32,810	—	—
						1,050	(4)	4,557	—	—

Daniel M. Boyd, IV	21,000	—	—	14.324	11/03/2013
	8,400	12,600	—	7.619	06/16/2018
	42	169	—	4.762	03/16/2019
						12,600	(2)	54,684	—	—
						3,675	(4)	15,950	—	—

(1)	Based on the $4.34 per share trading price of our common stock on December 31, 2010.
(2)	Shares were granted on June 16, 2008, and vest over a five-year period, at the rate of 10% on June 16, 2009, 10% on June 16, 2010, 10% on June 16, 2011, 35% on June 16, 2012, and 35% on June 16, 2013.
(3)	Consists of 2,362 shares granted on February 19, 2010, and 15,265 shares granted on April 15, 2009, that will cliff vest on the first business day following the period that we redeem the preferred stock issued to Treasury pursuant to TARP, or will cliff vest or become partially vested up to the maximum amount permissible on the first business day following the earliest date permitted under guidance that may be issued by Treasury or another government agency.
(4)	Shares were granted on January 22, 2007, and will cliff vest on January 22, 2012.

Salary Continuation Agreements. Citizens South Bank has entered into Salary Continuation Agreements with Messrs. Price, Hoskins and Boyd. The Salary Continuation Agreements constitute a non-qualified, unfunded deferred compensation plan evidenced by separate agreements for each executive. The amount of an executive’s benefit is determined under the individual agreement with the executive, and is, assuming retirement at the normal retirement age of 65, an annual benefit of $148,500 in the case of Mr. Price, and $45,000 in the case of each of Messrs. Hoskins and Boyd. The annual benefit is payable in monthly installments for the executive’s lifetime. In the event of termination of employment prior to normal retirement age for reasons other than death, disability, termination for cause or following a change in control, the executive will receive a reduced benefit, payable at normal retirement age, assuming the executive is at least partially vested in a benefit at the time of termination of employment. In the case of Mr. Price, the reduced benefit is fully vested. In all other cases, an executive will be 75% vested in a reduced benefit at age 60, will increase in vesting at the rate of 5% per year from age 61 to 65, and prior to age 60, will vest ratably in accordance with the terms of the executive’s Salary Continuation Agreement until the executive attains age 60. As of December 31, 2010, Mr. Hoskins is 72% vested, and Mr. Boyd is 60% vested. In the event Messrs. Price, Hoskins, or Boyd becomes disabled prior to termination of employment at normal retirement age and the executive’s employment is terminated because of such disability, the executive will be entitled to receive a disability benefit upon attainment of normal retirement age. The early termination benefit and the disability benefit are calculated as an annual payment stream of the accrual balance (or vested accrual balance in the case of an early termination benefit other than due to disability) that exists at the end of the year immediately prior to the year in which the early termination or disability occurs, using a standard discount rate of 8.5%, and increasing the benefit amount annually by 2% to offset inflation, beginning in the year after payment of the benefit commences. In the event of their termination of employment prior to normal retirement age due to disability, Messrs. Price, Hoskins, and Boyd would receive an annual benefit of $96,216, $23,482 and $13,948, respectively, commencing upon their normal retirement age. Upon their early retirement, Messrs. Price, Hoskins and Boyd would receive an annual benefit of $65,643, $9,908 and $5,869, respectively, commencing upon their normal retirement age. The early retirement benefits commencing on normal retirement age are lower for 2010 because Citizens South Bank reduced the discount rate on the accrual balance from 8.50% for 2009 to 6.25% for 2010. The benefits are forfeitable by the executive if the executive’s service is terminated for cause.

In the event that an executive dies during active service or following termination of employment while receiving benefits, Citizens South Bank will pay to the executive’s beneficiary, the accrual balance (or vested accrual balance in the case of an early termination benefit) remaining at the time of the executive’s death. In addition, the executive’s beneficiary will be entitled to the following split dollar death benefits discussed immediately below.

In the event of a change in control of Citizens South Banking Corporation followed by the executive’s involuntary termination of employment within 12 months or voluntary termination of employment within 12 months due to good reason (as defined in the plan), each of Messrs. Price and Hoskins will be entitled to their normal retirement age accrual benefit, discounted to present value and payable within three days after termination of employment. The present value of the payments that Messrs. Price and Hoskins would receive assuming that a change in control occurred on December 31, 2010, is $656,014 and $106,066, respectively. Under the same circumstances, Mr. Boyd would be entitled to his then-existing accrual benefit, or $38,130, without regard to his vesting percentage, payable within three days after termination of employment. In addition, Mr. Price’s Salary Continuation Agreement provides a gross-up payment to him in the event the change in control benefit payable under the Salary Continuation Agreement causes an excess parachute payment under Section 280G of the Internal Revenue Code. The Salary Continuation Agreements indemnify each executive for legal fees incurred in pursuing the executive’s rights to payment of the executive’s benefit in the event of a change in control. Such indemnification for legal fees is up to $500,000 in the case of Mr. Price, $100,000 in the case of Mr. Hoskins, and $25,000 in the case of Mr. Boyd. At December 31, 2010, Messrs. Price, Hoskins and Boyd had an accrual balance of $425,043, $55,348, and $38,130, respectively.

Split Dollar Death Benefits. In conjunction with the adoption of the Salary Continuation Agreements, Citizens South Bank entered into Endorsement Split Dollar Agreements with the executives covered by the Salary Continuation Agreements. Under the Endorsement Split Dollar Agreements, if at the time of termination of the executive’s employment, the executive is entitled to benefits under the Salary Continuation Agreement, or if the executive dies while employed by Citizens South Bank, the executive’s beneficiaries will be paid a death benefit equal to the product of 100% of the net death proceeds (in excess of the cash surrender value of the policy)

multiplied by the executive’s vested percentage under the Salary Continuation Agreement (which will be deemed to be 100% in the event of the executive’s death, disability or termination due to a change in control). The executives’ vested percentages are described above in “—Salary Continuation Agreements.” In the event of the executives’ deaths as of December 31, 2010, the beneficiaries of Messrs. Price, Hoskins and Boyd would receive a split dollar death benefit of $897,550, $264,353 and $543,686, respectively.

Directors’ Compensation

The following table sets forth for the year ended December 31, 2010 certain information as to the total remuneration we paid to our directors other than Mr. Price, who does not receive separate compensation for his services as director.

DIRECTOR COMPENSATION TABLE FOR THE YEAR ENDED DECEMBER 31, 2010
Name	Fees earned or paid in cash ($)	Stock awards (1)($)		Option awards (1)($)		Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)(2)	Total ($)
Senator David W. Hoyle	25,800	—	(3)	—	(3)	—	—	8,091	33,891
Ben R. Rudisill, II	26,800	—	(4)	—	(4)	—	11,500	5,429	43,729
Richard K. Craig (5)	16,575	—	(6)	—	(6)	—	—	—	16,575
James J. Fuller	21,200	—	(7)	—	(7)	—	10,448	5,565	37,213
Charles D. Massey (8)	10,775	—	(9)	—	(9)	—	—	5,401	16,176
Eugene R. Matthews, II	28,300	—	(10)	—	(10)	—	—	5,762	34,062

(1)	There were no awards of shares of restricted stock or stock options to non-employee directors during 2010.
(2)	Reflects cash dividends on unvested shares of restricted stock granted under the 2003 Citizens South Banking Corporation Recognition and Retention Plan and the 2008 Citizens South Banking Corporation Equity Incentive Plan. Also includes $7,753, $5,227, $5,227, $5,272, and $5,424 in annual premiums on long-term care insurance for Senator Hoyle, and Messrs. Rudisill, Fuller, Massey and Matthews, respectively.
(3)	At December 31, 2010, Senator Hoyle had 1,512 unvested shares of restricted stock and held 23,803 stock options with an exercise price of $14.324 per share, and 2,940 stock options with an exercise price of $7.619 per share.
(4)	At December 31, 2010, Mr. Rudisill had 1,512 unvested shares of restricted stock and held 23,803 stock options with an exercise price of $14.324 per share, and 2,940 stock options with an exercise price of $7.619 per share.
(5)	Mr. Craig was elected to the Board of Directors on June 24, 2010.
(6)	At December 31, 2010, Mr. Craig had no unvested shares of restricted stock and held 2,100 stock options with an exercise price of $14.324 per share, and 1,050 stock options with an exercise price of $7.619 per share.
(7)	At December 31, 2010, Mr. Fuller had 1,512 unvested shares of restricted stock and held 23,803 stock options with an exercise price of $14.324 per share, and 2,940 stock options with an exercise price of $7.619 per share.
(8)	Mr. Massey retired from the Board of Directors on June 24, 2010.
(9)	At December 31, 2010, Mr. Massey had no unvested shares of restricted stock and held 23,803 stock options with an exercise price of $14.324 per share, and 2,940 stock options with an exercise price of $7.619 per share.
(10)	At December 31, 2010, Mr. Matthews had 1,512 unvested shares of restricted stock and held 23,803 stock options with an exercise price of $14.324 per share and 2,940 stock options with an exercise price of $7.619 per share.

Compensation of Directors

Fees. Each non-employee director of Citizens South Banking Corporation (other than the Chairman of the Board) receives a monthly retainer of $813. The Chairman of the Board of Citizens South Banking Corporation receives a monthly retainer of $1,250. Directors’ retainer fees were reduced by 25% by the Compensation Committee effective April 1, 2009. In addition, each non-employee director of Citizens South Banking Corporation receives a fee of $1,000 for each Board meeting attended and $300 for each Committee meeting attended. Non-employee members of Citizens South Banking Corporation’s Executive Committee receive $400 for each meeting attended, the Chairman of the Audit Committee receives $1,450 for each meeting attended, and non-employee members of the Audit Committee receive $350 for each meeting attended.

Except for Director Hoyle, all of our directors currently serve on the Board of Directors of Citizens South Bank, Citizens South Banking Corporation’s subsidiary. Each non-employee director receives a fee of $350 for each Bank Board meeting attended and $300 for each Bank Committee meeting attended. Directors are permitted one paid absence from Citizens South Banking Corporation Board meetings and two paid absences from Citizens South Bank Board meetings.

Deferred Compensation and Income Continuation Agreement. Citizens South Bank has entered into nonqualified deferred compensation agreements (“DCAs”) for the benefit of Directors Fuller, Hoyle, Massey and Rudisill. The DCAs provided each director with a one-time opportunity to defer up to $20,000 of compensation into the DCA. Amounts credited to a director’s account under the DCA will be paid in 120 equal monthly payments (i) to the director upon his retirement from service on or after attaining age 70, (ii) to the director immediately upon termination of his service due to disability, or (iii) to the director’s beneficiaries upon his death. If the director voluntarily terminates his service before age 70, his retirement benefit will be paid at age 70 and will be based on the accrued retirement liability balance existing on the date service terminates. If a director’s service terminates within one year after a change in control of Citizens South Banking Corporation, the DCA provides for a lump sum cash payment of the retirement benefit projected to be accrued at the point when the director would have attained age 70. Benefits under the DCAs are forfeited if the director’s service is terminated for cause. During 2010, Directors Hoyle and Massey received $46,524 and $40,968 in distributions, respectively, under the DCAs.

Supplemental Retirement Plan. Citizens South Bank has entered into nonqualified supplemental retirement agreements (“SRAs”) for Directors Fuller, Hoyle, Massey, Matthews and Rudisill. The SRAs provide for an annual benefit that ranges from $8,000 to $15,600, payable in monthly installments beginning at age 70 for a period of 15 years. In the event of a director’s pre-retirement death or death before all payments under the SRA have been made to the director, monthly benefits are provided for the director’s designated beneficiary or beneficiaries. If a director dies without a valid beneficiary designation, the surviving spouse will be his beneficiary, or if none, then the benefits will be paid to the director’s personal representative. Benefits under the SRAs are forfeited if the director’s service is terminated for cause. During 2010, Directors Hoyle and Massey received $15,600 and $8,000 in distributions, respectively, under the SRAs.

Stock Benefit Plans. No awards of stock options or restricted stock were made to any non-employee directors during 2010.

Additional Equity Compensation Plan Disclosure

Set forth below is information as of December 31, 2010 regarding compensation plans under which equity securities of Citizens South Banking Corporation are authorized for issuance. All securities reflect adjustment for the stock split distributed on November 15, 2010.

Plan	Number of Securities to be Issued upon Exercise of Outstanding Options and Rights	Weighted Average Exercise Price	Number of Securities Remaining Available for Issuance under Plan
Equity compensation plans approved by stockholders	769,938	$13.17	24,773	(1)

Equity compensation plans not approved by stockholders	—	—	—

Total	769,938	$13.17	24,773	(1)

(1)	As of December 31, 2010, there were 6,398 shares underlying options available for future issuance pursuant to the 2003 Stock Option Plan and 18,375 shares underlying options available for future issuance pursuant to the 2008 Equity Incentive Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

The common stock of Citizens South Banking Corporation is registered with the Securities and Exchange Commission pursuant to Section 12(b) of the Securities Exchange Act of 1934. The officers and directors of Citizens South Banking Corporation and beneficial owners of greater than 10% of Citizens South Banking Corporation’s common stock (“10% beneficial owners”) are required to file reports on Forms 3, 4, and 5 with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership of the common stock. Securities and Exchange Commission rules require disclosure in Citizens South Banking Corporation’s proxy statement or Annual Report on Form 10-K of the failure of an officer, director, or 10% beneficial owner of Citizens South Banking Corporation’s common stock to file a Form 3, 4, or 5 on a timely basis. Based on Citizens South Banking Corporation’s review of ownership reports, none of Citizens South Banking Corporation’s officers or directors failed to file these reports on a timely basis for 2010.

Transactions with Certain Related Persons

Federal law and regulation generally requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. Although federal regulations permit executive officers and directors to receive the same terms through benefit or compensation plans that are widely available to other employees as long as the director or executive officer is not given preferential treatment compared to the other participating employees, Citizens South Bank does not provide loans to executive officers and directors on preferential terms when compared to persons who are not affiliated with Citizens South Bank, and, at December 31, 2010, all of such loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Citizens South Bank, and did not involve more than the normal risk of repayment or present other unfavorable features.

Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits an issuer from: (1) extending or maintaining credit; (2) arranging for the extension of credit; or (3) renewing an extension of credit in the form of a personal loan for an officer or director. There are several exceptions to this general prohibition, one of which is applicable to Citizens South Banking Corporation. Sarbanes-Oxley does not apply to loans made by a depository institution that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act. All loans to our directors and officers are made in conformity with the Federal Reserve Act and the Federal Reserve Board Regulation O.

In accordance with the listing standards of the Nasdaq Stock Market, any new transactions that would be required to be reported under this section of this proxy statement must be approved by our audit committee or another independent body of the board of directors.

PROPOSAL II—ADVISORY, NON-BINDING PROPOSAL TO APPROVE OUR EXECUTIVE

COMPENSATION PROGRAM AND POLICIES

In February 2009, the American Recovery and Reinvestment Act of 2009 (“ARRA”) was enacted and the U.S. Department of Treasury issued final interim rules on June 15, 2009 to implement the ARRA standards. ARRA revised Section 111(e) of the Emergency Economic Stabilization Act to require any recipient of funds in the TARP to have a separate stockholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission. Under this legislation, the stockholder vote is not binding on the board of directors of the TARP participant, and may not be construed as overruling any decision by the participant’s board of directors. Therefore, in order to comply with ARRA as a recipient of TARP funds, the Board of Directors of Citizens South Banking Corporation is providing stockholders with the opportunity to cast an advisory (non-binding) vote to approve at the Annual Meeting the compensation program and policies of Citizens South Banking Corporation.

This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a stockholder the opportunity to vote on our executive pay program through the following resolution:

“Resolved, that the stockholders approve the overall executive pay-for-performance compensation programs and policies employed by Citizens South Banking Corporation, as described in this proxy statement, including the tabular disclosure regarding named executive officer compensation in this proxy statement.”

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE EXECUTIVE COMPENSATION POLICIES AND PROCEDURES EMPLOYED BY THE COMPENSATION COMMITTEE.

PROPOSAL III—RATIFICATION OF APPOINTMENT OF THE INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Citizens South Banking Corporation’s independent registered public accounting firm for the year ended December 31, 2010 was Cherry, Bekaert & Holland, L.L.P. The Audit Committee has engaged Cherry, Bekaert & Holland, L.L.P. to be Citizens South Banking Corporation’s independent registered public accounting firm for the year ending December 31, 2011, subject to the ratification of the engagement by Citizens South Banking Corporation’s stockholders. At the annual meeting, stockholders will consider and vote on the ratification of the engagement of Cherry, Bekaert & Holland, L.L.P. for the year ending December 31, 2011. A representative of Cherry, Bekaert & Holland, L.L.P. is expected to attend the annual meeting to respond to appropriate questions and to make a statement if he or she so desires.

Stockholder ratification of the selection of Cherry, Bekaert & Holland, L.L.P. is not required by Citizens South Banking Corporation’s bylaws or otherwise. However, the Board of Directors is submitting the selection of the independent registered public accounting firm to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection of Cherry, Bekaert & Holland, L.L.P., the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interests of Citizens South Banking Corporation and its stockholders.

Fees Paid to Cherry, Bekaert & Holland, L.L.P.

Set forth below is certain information concerning aggregate fees billed for professional services rendered by Cherry, Bekaert & Holland, L.L.P. to Citizens South Banking Corporation during 2010 and 2009:

Audit Fees. The aggregate fees billed to Citizens South Banking Corporation by Cherry, Bekaert & Holland, L.L.P. for professional services rendered by Cherry, Bekaert & Holland, L.L.P. for the audit of Citizens South Banking Corporation’s annual financial statements, review of the financial statements included in Citizens South Banking Corporation’s Quarterly Reports on Form 10-Q and services that are normally provided by Cherry, Bekaert & Holland, L.L.P. in connection with statutory and regulatory filings and engagements were $162,005 and $115,280 during the years ended December 31, 2010 and 2009, respectively.

Audit-Related Fees. There were no fees billed to Citizens South Banking Corporation by Cherry, Bekaert & Holland, L.L.P. for assurance and related services rendered by Cherry, Bekaert & Holland, L.L.P. that were reasonably related to the performance of the audit of and review of the financial statements and that are not already reported in “—Audit Fees,” above during the years ended December 31, 2010 and 2009.

Tax Fees. There were no fees billed to Citizens South Banking Corporation by Cherry, Bekaert & Holland, L.L.P. for professional services rendered by Cherry, Bekaert & Holland, L.L.P. for tax compliance, tax advice and tax planning during the years ended December 31, 2010 and 2009.

All Other Fees. There were no fees billed to Citizens South Banking Corporation by Cherry, Bekaert & Holland, L.L.P. that are not described above during the years ended December 31, 2010 and 2009.

For 2010 and 2009, there were no non-audit services that could have affected Cherry, Bekaert & Holland, L.L.P.’s independence in performing its function as the independent registered public accounting firm of Citizens South Banking Corporation.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairman when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

In 2010 and 2009, there were no fees paid to Cherry, Bekaert & Holland, L.L.P. that were not pre-approved by the Audit Committee.

Required Vote and Recommendation of the Board of Directors

In order to ratify the selection of Cherry, Bekaert & Holland, L.L.P. as the independent registered public accounting firm for the year ending December 31, 2011, the proposal must receive at least a majority of the votes cast, either in person or by proxy, in favor of such ratification.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF CHERRY, BEKAERT & HOLLAND, L.L.P. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011.

STOCKHOLDER PROPOSALS AND NOMINATIONS

In order to be eligible for inclusion in Citizens South Banking Corporation’s proxy materials for next year’s Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at Citizens South Banking Corporation’s executive office, 519 South New Hope Road, Gastonia, North Carolina 28054-4040, no later than December 9, 2011. Nothing in this paragraph shall be deemed to require Citizens South Banking Corporation to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission.

The Bylaws of Citizens South Banking Corporation provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board, the stockholder must give written notice to the Secretary of Citizens South Banking Corporation not less than 90 days before the date fixed for such meeting; provided, however, that in the event that less than 100 days notice or prior public disclosure of the date of the meeting is given or made, notice by the stockholder to be timely must be received no later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the stockholder’s name, record address, and number of shares owned by the stockholder, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. In the case of nominations to the Board, certain information regarding the nominee must be provided. Nothing in the paragraph shall be deemed to require Citizens South Banking Corporation to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements or inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

The date on which the next Annual Meeting of Stockholders of Citizens South Banking Corporation is expected to be held is May 14, 2012. Accordingly, advance written notice of business or nominations to the Board of Directors to be brought before next year’s Annual Meeting of Stockholders must be given to Citizens South Banking Corporation no later than February 14, 2012. If notice is received after February 14, 2012, it will be considered untimely, and Citizens South Banking Corporation will not be required to present the matter at the meeting.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in this proxy statement. However, if any matters should properly come before the annual meeting, it is intended that holders of the proxies will act as directed by a majority of the Board of Directors, except for matters related to the conduct of the annual meeting, as to which they shall act in accordance with their best judgment.

The cost of solicitation of proxies will be borne by Citizens South Banking Corporation. Citizens South Banking Corporation will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, directors, officers and regular employees of Citizens South Bank may solicit proxies personally or by telephone without additional compensation. Citizens South Banking Corporation has retained Phoenix Advisory Partners to assist Citizens South Banking Corporation in soliciting proxies, and has agreed to pay Phoenix Advisory Partners a fee of $5,500 plus reasonable expenses for these services.

A copy of the Citizens South Banking Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010 will be furnished without charge to stockholders as of the record date upon written request to the Secretary, Citizens South Banking Corporation, 519 South New Hope Road, Gastonia, North Carolina 28054-4040.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Paul L. Teem, Jr.
Paul L. Teem, Jr.
Gastonia, North Carolina	Secretary
April 8, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 2011: THIS PROXY STATEMENT, INCLUDING THE NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS, AND CITIZENS SOUTH BANKING CORPORATION’S 2010 ANNUAL REPORT TO STOCKHOLDERS ON FORM 10-K ARE EACH AVAILABLE ON THE INTERNET AT WWW.CFPPROXY.COM/5372.

REVOCABLE PROXY

CITIZENS SOUTH BANKING CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

May 9, 2011

The undersigned hereby appoints the full Board of Directors, with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of common stock of Citizens South Banking Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the H. D. Whitener Community Room at Citizens South Bank, 519 South New Hope Road, Gastonia, North Carolina, at 10:30 a.m. (local time) on May 9, 2011. The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:

		FOR	VOTE WITHHELD

1.	The election as Director the nominee listed below to serve for a three-year term James J. Fuller	☐	☐

		FOR	AGAINST	ABSTAIN

2.	An advisory, non-binding proposal to approve our executive compensation programs and policies.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

3.	The ratification of the appointment of Cherry, Bekaert & Holland, L.L.P. as our independent registered public accounting firm for the year ending December 31, 2011.	☐	☐	☐

The Board of Directors recommends a vote “FOR” each of the listed proposals.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES AT THE DIRECTION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to the Secretary of Citizens South Banking Corporation at the annual meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of Citizens South Banking Corporation at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later proxy statement prior to a vote being taken on a particular proposal at the annual meeting.

The undersigned acknowledges receipt from Citizens South Banking Corporation prior to the execution of this proxy of a Notice of the annual meeting, audited financial statements and a proxy statement dated April 8, 2011.

Dated: , 2011	☐ Check Box if You Plan to Attend Meeting

PRINT NAME OF STOCKHOLDER	PRINT NAME OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER	SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

Please complete and date this proxy and return it promptly

in the enclosed postage-prepaid envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 2011: CITIZENS SOUTH BANKING CORPORATION’S PROXY STATEMENT, INCLUDING THE NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS, AND CITIZENS SOUTH BANKING CORPORATION’S 2010 ANNUAL REPORT TO STOCKHOLDERS ON FORM 10-K ARE EACH AVAILABLE ON THE INTERNET AT WWW.CFPPROXY.COM/5372.